Filed Pursuant to Rule 424(b)(3)
Registration No. 333-130227
PROSPECTUS SUPPLEMENT NO. 5
(To Prospectus Dated February 10, 2006)
$160,000,000
1.50% Senior Convertible Debentures due 2025

       This prospectus supplement No. 5 supplements and amends the prospectus dated February 10, 2006, as supplemented and amended, relating to $160.0 million aggregate principal amount of our 1.50% Senior Convertible Debentures due 2025 and shares of our Class A common stock into which the Debentures are convertible. You should read this prospectus supplement in conjunction with the prospectus, as supplemented and amended, and this prospectus supplement is qualified by reference to such prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in such prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements that have not otherwise been superseded.
      The table beginning on page 92 of the prospectus, as supplemented and amended, sets forth information with respect to the selling securityholders and the respective amounts of Debentures and Class A common stock into which the Debentures are convertible that are beneficially owned by each selling securityholder which may be offered pursuant to the prospectus. The table is hereby supplemented and amended by adding the information below with respect to selling securityholders not previously listed in the prospectus or in any amendments or supplements, and by superceding the information with respect to certain securityholders listed in the prospectus or in any amendments or supplements. The information below was furnished to us on or before October 13, 2006 by the selling securityholders named below.

	Principal Amount		Number of Shares
	of Debentures	Percentage of	of Class A	Percentage of
	Beneficially Owned	Debentures	Common That	Class A Common
Name of Selling Securityholder	That May Be Sold	Outstanding	May be Sold	Outstanding

Encore Fund(33)	$1,500,000	*	145,603	*
Fortissimo Fund(33)	$500,000	*	48,534	*
Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio(22)	$11,450,000	7.16%	1,111,434	*

(33)	The selling securityholders have identified themselves as subsidiaries of Nuveen Investments, a publicly held entity and a registered broker-dealer. They are also subsidiaries of Symphony Asset Management, an investment company registered under the Investment Company Act of 1940, as amended. Eric White has the power to vote and dispose of the securities held by the selling securityholders.

Investing in the Debentures or Class A common stock involves risks. See “Risk Factors” beginning on page 12 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 13, 2006.